EXHIBIT 3.14

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

ACCESS PHARMACEUTICALS, INC.

Access Pharmaceuticals, Inc. (the “Corporation”), a Delaware corporation, DOES HEREBY CERTIFY:

1. The name of the Corporation is Access Pharmaceuticals, Inc. and the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on June 22, 1989.

2. Article First of the restated certificate of incorporation of the Corporation is hereby deleted in its entirety and replaced with the following:

“FIRST:  The name of the corporation is:

PlasmaTech Biopharmaceuticals, Inc.”

3. Effective as of October 23, 2014 (the “Effective Time”), and following the filing pursuant to the DGCL of this certificate of amendment to the restated certificate of incorporation of the Corporation, each fifty shares of the Corporation’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of common stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of common stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmittal letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

4. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

5. The foregoing amendment shall be effective as of the Effective Time.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Jeffrey B. Davis, its Secretary, this 22 day of October, 2014.

By:  /s/ Harrison Wehner
Name:  Harrison Wehner
Title:    Secretary